Exhibit 5.3

William Fry LLP
2 Grand Canal Square | Dublin 2 | D02 A342 | Ireland
T. +353 1 639 5000 | info@williamfry.com

Our Ref 029245.0001.DDM	21 November 2025

To:           Smurfit Westrock plc

Beech Hill

Clonskeagh

Dublin 4

Ireland

Re:	$800,000,000 5.185% Senior Notes due 2036 (the Notes) of Smurfit Westrock Financing Designated Activity Company (the Issuer) – Exhibit 5 opinion

Dear Addressee(s)

1.	Introduction

1.1	We act as solicitors in Ireland for the Companies.

1.2	We have been requested to furnish this Opinion in connection with the issuance by the Issuer of the Notes. The Notes were registered pursuant to a filing by the Issuer with the SEC under the United States Securities Act of 1933, as amended (the Securities Act), of a Registration Statement on Form S-3 dated 12 November 2025 (the Registration Statement) and the final prospectus supplement dated 17 November 2025 (together with the base prospectus dated 12 November 2025 included in the Registration Statement, the Offering Documents), each with respect to the offering of the Notes.

1.3	The Notes are being issued under an Indenture dated 21 November 2025 by and among the Issuer, the Irish Guarantors (as defined in Part 1 of Schedule 1 of this Opinion), the other Guarantors (as defined therein) and Deutsche Bank Trust Company Americas, as trustee (the Indenture).

1.4	We hereby consent to inclusion of this Opinion as an exhibit to the Form 8-K to be filed by Smurfit Westrock plc (Smurfit Westrock, and together with the Issuer and the Irish Guarantors, the Companies and each a Company) with the SEC in connection with the issuance of the Notes. Further, we consent to the reference to our firm in the Offering Documents. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

CHAIRMAN L. McCabe MANAGING PARTNER S. Keogh	PARTNERS M. Garrett E. Spain D. Cullen B. Kenny B. Conway F. Devine S. Manzor F. Barry E. Caulfield	C. Little L. McCarthy B. O’Callaghan S. Kelleher J. Heneghan F. Doorly I. Banim A. McIntyre G. Breen L. Moore	R. Breen C. Waterson L. Scott D. Maughan M. Quealy B. Ryan M. Talbot V. Coyne J. Phelan P. Convery	S. Tormey J. O’Connor M. Ward S. Dolomanov P. Kinsella R. Rynn J. Hollis J. Aherne I. Devlin L. Brennan	C. Eager C. Treacy I. Murray C. Brady N. Clayton C. Herlihy L. Houlihan L. Murdock C. O'Keeffe M. O'Neill	R. Shanahan L. Harrison L. McNabola M. Cooney G. H-James M. Martin F. Cork C. Bolger B. Galvin N. Joyce	B. Scannell R. Hayes A. O'Gorman E. C-Young T. Diamond C. Ruigrok D. O'Shea C. Booth E. Newton G. Ryan	G. O'Flaherty M. O'Brien	CONSULTANTS T. McGrath* M. Muldowney C. Byrne O. Vaughan A. Price G. Lynch B. Fitzmaurice* H. Rogers E. Egan	J. Larkin S. Kelly R. Sheridan C. McLoughlin N. Campbell N. Crowley N. Doran P. Taylor S. Murray* O. O’Sullivan	A. Compton C. O'Sullivan* L. McCurry B. Conway J. Martin
In association with Tughans, Northern Ireland						*Not a member of the Law Society of Ireland
DUBLIN | CORK | LONDON | NEW YORK | SAN FRANCISCO									williamfry.com

1.5	This Opinion is given on the basis that our clients are the Companies and we owe no duty of care to any person other than the Companies. For the purposes of giving this Opinion we have taken instructions solely from the Companies.

1.6	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Documents.

1.7	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the Notes and the Transaction Documents (and no other documents whatsoever) and the Searches, and is subject to the assumptions and qualifications set out below.

1.8	In giving this Opinion, we have relied upon the Corporate Certificates and the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificates or the Searches is required of us.

1.9	No opinion is expressed as to the taxation consequences of the Transaction.

1.10	For the purpose of giving this Opinion, we have examined a copy sent, by email in pdf or other electronic format, to us of the Transaction Documents and the Corporate Certificates.

1.11	References in this Opinion to:

(a)	“Board Resolutions” means the resolutions dated 7 November 2025 of the directors of the Issuer and the Irish Guarantors and the extract dated 11 November 2025 of the meeting of the board of directors of Smurfit Westrock, approving, among other things, the Transaction and the entry into the Transaction Documents;

(b)	“Companies Act” means the Companies Act 2014 of Ireland;

(c)	“Corporate Certificates” means the certificates of the Companies dated the date hereof, such certificate attaching, inter alia, the following:

(i)	its certificate of incorporation;

(ii)	its memorandum and articles of association (together, the “Constitution”);

(iii)	the Board Resolutions; and

(iv)	specimen signatures of its directors;

(d)	“CRO” means the Irish Companies Registration Office;

(e)	“Guarantee” means the guarantee dated 21 November 2025 and in the form of the guarantee included in the Indenture;

(f)	“Ireland” means Ireland exclusive of Northern Ireland and “Irish” shall be construed accordingly;

(g)	“SEC” means the United States Securities and Exchange Commission;

(h)	“Searches” means the searches listed in paragraph Part 2 of Schedule 1;

(i)	“Transaction” means the entry by each Company into the Transaction Documents to which it is a party;

(j)	“Transaction Documents” means, together, the Indenture and the Guarantee; and

(k)	“Underwriting Agreement” means the underwriting agreement dated 17 November 2025 between the Issuer, Smurfit Westrock, the Irish Guarantors, the other guarantors named therein and the underwriters named therein.

1.12	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof) and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

2.	Opinions

Based on the assumptions set out in Schedule 3 and subject to the qualifications set out in Schedule 4 and to any other matter not disclosed to us, we are of the opinion that:

Status

2.1	Each of Smurfit Kappa Treasury Unlimited Company and Smurfit Kappa Acquisitions Unlimited Company is an unlimited company duly incorporated and validly existing under the laws of Ireland. Each of Smurfit Westrock Financing Designated Activity Company and Smurfit Kappa Treasury Funding Designated Activity Company is a designated activity company duly incorporated and validly existing under the laws of Ireland. Smurfit Westrock plc is a public limited company duly incorporated and validly existing under the laws of Ireland. Each of Smurfit Kappa Group Limited and Smurfit Kappa Investments Limited is a private limited company duly incorporated and validly existing under the laws of Ireland.

Capacity and Authority

2.2	The Issuer has the corporate capacity to issue Notes and each Company has the corporate capacity to enter into and perform its obligations under the Transaction Documents to which it is a party and to take all action as may be necessary to complete the Transaction.

Legal Validity and Enforceability

2.3	The Notes, assuming them to be legal, valid, binding and enforceable according to the laws of the State of New York by which they are expressed to be governed, will constitute, legal, valid, binding and enforceable obligations of the Issuer under the laws of Ireland, in the courts of Ireland. The Guarantees, assuming them to be legal, valid, binding and enforceable according to the laws of the State of New York by which they are expressed to be governed, will constitute, legal, valid, binding and enforceable obligations of the Irish Guarantors under the laws of Ireland, in the courts of Ireland.

Due Execution

2.4	The Transaction Documents have been duly executed and, in the case of the Guarantees, issued, by the Irish Guarantors and are in the proper form for enforcement before the courts of Ireland.

Authorisations and Approvals

2.5	All actions, conditions and things required by the laws of or any regulatory authority in Ireland to be taken, fulfilled and done in order:

(a)	to enable the Issuer and each of the Irish Guarantors to enter into the Transaction Documents to which it is a party and to enable the Issuer to issue the Notes and enable the Issuer and each of the Irish Guarantors to perform its obligations under the Transaction Documents to which it is a party and to take all other action and to perform all other things provided for in or contemplated by the Transaction Documents to which it is a party;

(b)	to ensure that the obligations of the Issuer under the Notes are legal, valid, binding and enforceable under the laws of Ireland, in the courts of Ireland;

(c)	to ensure that the obligations of each of the Irish Companies under the Transaction Documents to which it is a party are legal, valid, binding and enforceable under the laws of Ireland, in the courts of Ireland; and

(d)	to make the Transaction Documents and the Notes admissible in evidence in the courts of Ireland,

have been taken, fulfilled and done.

This legal opinion is governed by and will be construed in accordance with the laws of Ireland.

Yours faithfully

/s/ William Fry LLP

William Fry LLP

Schedule 1

Part 1

The Irish Guarantors

Name	Company Number
Smurfit Kappa Treasury Unlimited Company	177324
Smurfit Kappa Group Limited	433527
Smurfit Kappa Investments Limited	380620
Smurfit Kappa Acquisitions Unlimited Company	358039
Smurfit Kappa Treasury Funding Designated Activity Company	239631

Part 2

Searches

1.	Searches made against each Company by independent law searchers on our behalf on the date of this legal opinion

(a)	on the file of each Company maintained by the registrar of companies in the Companies Registration Office;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like;

(c)	in the Central Office of the High Court for any petitions for winding up filed in respect of each Company; and

(d)	in the Central Office of the High Court for any proceedings filed against each Company

Schedule 2

The opinions in paragraph 2 of this legal opinion are made based on the following assumptions:

Documents

1.	That the Documents are complete, authentic and up-to-date and that all copy documents are complete and accurate copies of the originals without any amendment or modification.

Execution, Delivery and no Escrow Arrangements

2.	That all signatures and seals on the Documents

3.	are genuine and that any natural person who has signed a Document has capacity to do so.

4.	That the persons authorised by the resolutions of the board of directors of each Company recorded in the Board Minutes executed each Document on behalf of such Company.

5.	That each party to the Documents has consented to the use of electronic signatures and to the provision of any information in connection with the Documents by electronic means, and to the retention and use of any executed Document as an electronic original

6.	That any Document that needs to be delivered has been delivered by the parties to it and that no Document is subject to any escrow or other similar arrangements.

Corporate Authorisations

7.	That each of the statements made in the Corporate Certificate and each of the documents attached to the Corporate Certificate is accurate and complete as of the date of this legal opinion.

8.	That the resolutions of the board of directors of each Company set out in the board minutes of each Company registered to In the relevant Corporate Certificate were duly passed at properly convened and quorate meetings of directors of each Company, that the correct procedure was carried out at such board meetings and that the Board Minutes are complete and correct and have not been amended or rescinded and are in full force and effect.

9.	That no power of attorney issued by a Company and exhibited to the relevant Corporate Certificate has been revoked, terminated or amended and that each remains in full force and effect.

No Breach of any Other Agreement

10.	That the provisions of the Documents, including the granting of the Guarantees do not breach and are not prohibited by or inconsistent with any other agreement or instrument binding on any Company.

Good Faith and Corporate Benefit

11.	That the directors of each Company acted in good faith and that it is, or will be, in the interests of and will commercially benefit that Company to enter into the Documents to which it is a party.

Arm's Length Terms

12.	That the Documents have been entered into, or will be entered into, for bona fide commercial reasons and on arm's length terms by each party.

Solvency

13.	That no Company is and was not at the date of execution or the effective date of any of the Documents to which it is a party, and will not, as a result of the Transaction, become insolvent or unable to pay its debts, or be deemed to be so under any applicable statutory provision, regulation or law.

No Conflict with Other Laws

14.	That if the laws or regulations of any other jurisdiction may be relevant to (i) the obligations or rights of any of the parties in any of the Documents or (ii) the Transaction, such laws do not prohibit, and are not inconsistent with, the entry into and performance of any such obligations, rights or transactions.

15.	That there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined on in this legal opinion, including the execution of the Documents.

16.	That where the Documents have been executed using electronic signature, the use of electronic signatures to execute those types of documents is not restricted or prohibited under the laws by which such Documents are governed (other than the laws of Ireland).

17.	That any authorisation, consent or approval from any public, administrative or governmental body required by each Company in any jurisdiction outside of Ireland in relation to the transactions contemplated by the Documents has been obtained and each Company has complied, and will continue to comply, with any conditions attaching to such authorisations, consents or approvals.

No Misrepresentation or Fraud

18.	That no Company was induced by fraud, misrepresentation or by any similar circumstance to enter into the Documents to which it is a party.

19.	That none of the parties is or will be seeking to achieve any purpose not apparent from the Documents which might render any of them illegal, void or unenforceable.

Obligations of Other Parties

20.	That each party to the Documents (other than the Companies) has, or will have, the capacity, power and authority to execute the Documents to which is a party and to exercise its rights and perform its obligations under the Documents to which it is a party.

21.	That each Document has been, or will be, duly authorised, executed and delivered by the parties to it (other than the Companies).

Enforceability in Other Jurisdictions

22.	That the Documents constitute legal, valid, binding and enforceable obligations of each of the parties under all applicable laws (other than the laws of Ireland).

No Amendments

23.	That there are no agreements or arrangements in existence which in any way amend, add to or vary the terms of the Documents or the respective rights and interests of the parties to them that could affect the conclusions in this legal opinion.

No Undisclosed Facts

24.	That there is no other fact, matter or document which would, or might, affect this legal opinion and that was not revealed by the Documents or the Searches made.

25.	That the representations and warranties by any of the parties to the Documents in any of the Documents are and will be when made or repeated or when deemed made or repeated, as the case may be, true and accurate in all material respects and that such representations and warranties were at all relevant times true and accurate.

Transactions with Directors

26.	That, for the purposes of section 239 of the Companies Act 2014, to the extent that any Company is:

(a)	making a loan or quasi-loan; or

(b)	entering into a credit transaction as creditor; or

(c)	entering into a guarantee or providing any security in connection with a loan, quasi-loan or credit transaction made by any other person,

such loan, quasi-loan, credit transaction, guarantee or security is not made to or provided for or in connection with a person who is a director of each Company of its holding company or to or for a person connected with such director.

Financial Assistance for Acquisition of Shares

27.	That no Company is by entering into any of the Documents or performing its obligations under them, giving any financial assistance for the purpose of an acquisition made or to be made by any person of any shares in such Company, or, where a Company is a subsidiary, in its holding company, or in any other manner prohibited by section 82 of the Companies Act 2014.

Searches

28.	That the information disclosed by the Searches is true, accurate, complete and up to date in all respects.

29.	That there is no information which should have been disclosed by those Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of any Company since the date that those Searches were made.

No Other Information and Compliance

30.	That the Registration Statement and the documents contemplated therein and the forms attached as exhibits thereto relating to the issuance and sale of the Securities are the only documents relating to the subject matter of the Transaction and that there are no agreements or arrangements in existence between the parties to the documents contemplated by the Registration Statement which in any way amend or vary the terms of the Registration Statement or in any way bear upon or are inconsistent with the opinions stated herein.

Governing Law and Jurisdiction

31.	That under all applicable laws (other than those of Ireland):

(a)	the choice of New York law as the governing law of the Guarantees is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland);

(b)	the choice of New York law as the governing law of the Transaction Documents of the Issuer is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland);

(c)	the submission by each party to the Guarantees to the laws of the State of New York is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland); and

(d)	the submission by the Issuer in the applicable Indenture to the laws of the State of New York is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

Securities Laws

32.	That the selling restrictions contained in any offering document, prospectus or supplement thereto relating to the relevant Securities have and will be at all times observed.

33.	That (without prejudice to the generality of the above) the Notes (wherever offered) will be offered only to (a) qualified investors (within the meaning of the EU Prospectus Regulation (Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market) or; (b) persons who acquire the Notes for a consideration (each) of not less than EUR100,000 (or the USD equivalent therefore as calculated at the date of issue of the Notes).

SCHEDULE 3

Qualifications

The opinions in paragraph 2 of this legal opinion are made subject to the following qualifications:

Limitations of Searches

1.	For the purpose of giving this legal opinion, we have relied solely on the Searches. The records held by the Companies Registration Office and/or the High Court may not necessarily be up to date or relevant filings may not have been made and, as a consequence, this may affect the results or accuracy of any searches made in those offices. It is not possible to search the records held by the Circuit Court.

Limitations arising from Insolvency Law

2.	This legal opinion is subject to all applicable laws on bankruptcy, insolvency, liquidation, receivership, court protections including examinership, reorganisation, court schemes, moratoria, stabilisation, resolution, trust schemes, preferential creditors, fraudulent disposition, improper transfer, unfair preference and other laws relating to or affecting creditors' rights generally.

Sanctions

3.	If a party to any Document is, or any payment under a Document is made to, by or in respect of a person resident, located or incorporated in a country that is subject to sanctions recognised or imposed by Ireland or is controlled by or connected to a person resident, located or incorporated in a country that is subject to sanctions recognised or imposed by Ireland, then the obligations of that party or obligations to that party under the relevant Document may be unenforceable or void. We have made no investigation as to which sanctions may affect the Transaction at the date of this legal opinion.

Execution of Documents

4.	Judicial opinion in the English case of R (on the application of Mercury Tax Group Limited and Another) v. HMRC 2008 EWHC 2721 appears to indicate that if a previously executed signature page from a draft version of a document is transferred to the final version of that document, such document may not be validly executed, notwithstanding that the parties authorised it. While decisions of the English courts are not binding on the Irish courts, they may have persuasive authority, and it is possible that an Irish court might hold a document whose executed signature pages have been transferred between versions to be invalidly executed.

Enforcement and Binding Effect

5.	The description of obligations in this legal opinion as "enforceable" refers to the legal character of the obligations assumed by the relevant party under the relevant instrument. It implies no more than the obligations are of a character which the laws of Ireland recognise and will in certain circumstances enforce. In particular, it does not mean or imply that the relevant instrument will be enforced in all circumstances in accordance with its terms or by or against third parties or that any particular remedy will be available. In particular (without limiting the foregoing):

5.1	the binding effect and enforceability of the obligations of the Guarantors and the Issuers contemplated under the Guarantees or any of the Securities may be limited by liquidation, insolvency, bankruptcy, receivership, court protection, examinership, moratoria, reorganisation, reconstruction, company volunteer arrangements, fraud of creditors, fraudulent preference of creditors or similar laws whether in Ireland or elsewhere affecting creditors' rights generally;

5.2	the binding effect and enforceability of the obligations of the Guarantors and the Issuers under the Guarantees or any of the Securities may also be limited as a result of the provisions of the laws of Ireland applicable to contracts held to have become frustrated by events happening after their execution, and any breach of the terms of any document by the party seeking to enforce such document;

5.3	enforcement may be limited by general principles of equity. In particular, equitable remedies are not available where damages are considered to be an adequate remedy; the remedy of specific performance is discretionary and will not normally be ordered in respect of a monetary obligation; and injunctions are granted only on a discretionary basis and accordingly we express no opinion on such matters;

5.4	claims may become barred under the Statute of Limitations 1957 or may be or become subject to the defence of set-off or counterclaim;

5.5	enforcement will be subject to, netting, claims and attachment and any other rights of another party to a contract; and

5.6	enforcement may be limited by reason of fraud.

6.	Where any obligations of any person are to be performed in jurisdictions outside Ireland, such obligations may not be enforceable under Irish law to the extent that performance thereof would be illegal under the laws of any such jurisdiction or contrary to public policy under the laws of any such jurisdiction and an Irish court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

7.	Where a judgment creditor seeks to enforce his judgment, he can only do so in accordance with the applicable rules of Irish courts. The making of an execution order against particular assets, such as a charging order over land or a beneficial interest therein or most types of investment or a third party debt order over a bank account or certain other debts, is a matter for the Court's discretion.

8.	Provisions (including but not limited to provisions for default interest) imposing additional payment obligations in the event of breach or default or late payment, to the extent they do not represent a genuine pre-estimate of loss of the aggrieved party, may be held to be unenforceable on the grounds that it is a penalty or in the nature of a penalty.

9.	Where a party to a Document has a discretion or may determine a matter in its opinion, an Irish court may require that such discretion is exercised reasonably and in good faith and that such determination is made in good faith based on reasonable grounds.

10.	Any provision in any Document providing for the conclusiveness and binding effect of any calculation, determination or certificate may be held by an Irish court not to be final, conclusive or binding, notwithstanding any provision in any Document to the contrary, if it is shown to have an unreasonable or arbitrary basis or not to have been reached in good faith.

11.	A waiver of any defences to any proceedings may not be enforceable.

12.	Any provision in a Document providing for a matter to be agreed in the future may be unenforceable or void for uncertainty.

13.	An Irish court has discretion on whether or not to enforce any provision in any of the Documents providing for severance of provisions in the event of illegality, invalidity or unenforceability.

No Waivers

14.	Any provision in a Document stating that a failure or delay in exercising any right or remedy under the Document shall not operate as a waiver of such right or remedy may not be effective.

Indemnity for Costs Provisions

15.	An Irish court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an Irish court or where the court has itself made an order for costs.

Limitation on Liability

16.	The effectiveness of any provision in any of the Documents purporting to exculpate a party from a liability, obligation or duty otherwise owed is limited by Irish law.

Judgments in Non-Euro Currencies

17.	Any judgment of the Irish courts for monies due under any Document may be expressed in a currency other than euro but the order may issue out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue. In addition, in a winding-up in Ireland of an Irish incorporated company, all foreign currency claims must be converted into euro for the purposes of proof. The rate of exchange to be used to convert foreign currency debts into euro for the purpose of proof in a winding-up is the spot rate (in the case of a compulsory winding-up) on the date of the winding-up order and (in the case of a voluntary winding-up) on the date of the relevant winding-up resolution.

Power of Court to Stay Actions

18.	An Irish court may (or, in certain cases, must) strike out or stay an action if concurrent proceedings are being brought elsewhere and may or must decline to accept jurisdiction in certain cases.